Exhibit 5.1

Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th Floor Tel-Aviv, Israel	+972-74-758-0480 sullivanlaw.com

November 30, 2020

To:

Nano Dimension Ltd.

2 Ilan Ramon St.

Ness Ziona 7403635, Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Nano Dimension Ltd., (the “Company”), an Israeli company, in connection with the registration by the Company of an aggregate of 11,960,160 American Depositary Shares (the “Shares”), each representing one ordinary share, par value NIS 5.00 per share, of the Company (the “Ordinary Shares”), pursuant to the registration statements on Form F-3 (Registration No. 333-249559 and Registration No. 333-251004) (such registration statements, as may be amended from time to time, are herein referred to as the “Registration Statement”) and the related base prospectus (the “Base Prospectus”) which forms a part of and is included in the Registration Statement, and the related prospectus supplement dated November 29, 2020 (together with the Base Prospectus, the “Prospectus”). The Shares are being registered by the Company in connection with a registered direct offering of the Company (the “Offering”).

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the form of Placement Agent Agreement between the Company and the placement agent listed therein, copies of the Company’s articles of association, resolutions of the Company’s Board of Directors (the “Board”) which have heretofore been approved and relate to the Offering, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that upon payment to the Company of the consideration in such amount and form as shall be determined by the Board or by an authorized committee thereof, the Ordinary Shares underlying the Shares, when issued and sold in the Offering as described in the Registration Statement and Prospectus, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report on Form 6-K dated November 30, 2020, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)